Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

The Wet Seal, Inc. Announces Initial Steps in Cost Savings Plan
Third Quarter Financial Results Expected to Meet Low End of Outlook

FOOTHILL RANCH, Calif. - The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced that it has begun the initial steps to reduce the Company’s overall cost structure. As part of this initiative, the Company instituted a workforce reduction resulting in the elimination of a combination of 78 filled and open positions. These include 66 positions at the Company’s corporate office, representing a 24% reduction in headcount, and 12 positions at the field management level, representing a 20% decrease.

As a result of this workforce reduction, the Company expects to incur a one-time severance charge of approximately $0.6 million in the third quarter of 2014. These measures, net of certain replacement costs, are expected to yield annualized pre-tax cost savings of approximately $5.7 million beginning in the fourth quarter of 2014. The Company also expects to benefit from an additional $1.3 million in annualized cost savings associated with the implementation of operating efficiencies across the organization, primarily focused on its distribution center.

The Company also announced that the loss per share for the third quarter of fiscal 2014 is now expected to be approximately $0.28, or at the low end of its previously stated outlook of between $0.22 and $0.28, before non-cash asset impairments, severance, Arden B exit costs and fair value adjustment for warrants and embedded derivatives. Comparable store sales, including e-commerce, is now expected to decline in the high teens.

Ed Thomas, Chief Executive Officer, stated, “We have quickly begun to develop an action plan to stabilize the business, restore Wet Seal to profitable growth and create long-term value for our shareholders. While always a difficult decision to make, aligning our workforce to our current needs was one of the first steps in this process. I want to thank the affected employees for their dedication to Wet Seal during their tenure, and wish them the best in their future endeavors.”

Mr. Thomas continued, “We have also taken a deep dive across the organization and identified ways to increase efficiencies and reduce operating costs. We are moving swiftly to evaluate the entire organization and develop a strategic plan centered around enhancing our merchandising and marketing initiatives, building our e-commerce business and continuing to focus on cost savings opportunities. That said, the changes we plan to make to our merchandising and brand positioning will not be fully reflected in our stores and online until the first quarter of fiscal 2015. We look forward to providing you with an update on our strategic plan in the near-term.”

Additional details regarding these actions will be provided as part of the Company's next quarterly earnings release.

About The Wet Seal, Inc.

The Wet Seal, Inc., a pioneer in fast fashion retailing, sells apparel, footwear and accessories designed for teen girls and young women of all sizes through retail stores nationwide, as well as an e-commerce website. As of August 2, 2014, the Company operated a total of 531 stores in 47 states and Puerto Rico, and www.wetseal.com. For more company information, visit www.wetsealinc.com.

Safe Harbor
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s estimated loss per share for the third quarter of fiscal 2014 and the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.